EXHIBIT 99.1

Press Release                      FOR IMMEDIATE RELEASE
                                   ---------------------
                                   Contact:  Thomas J. Noe, Investor Relations
                                   Telephone: (513) 870-3530
                                   E-Mail:  tnoe@pcbionline.com


                     PEOPLES COMMUNITY BANCORP, INC.
                        ANNOUNCES RIGHTS OFFERING
                   OF COMMON STOCK AND EXECUTION OF A
                        STOCK PURCHASE AGREEMENT


     Cincinnati, Ohio (March 16, 2004) - Peoples Community Bancorp, Inc. (NASDAQ:PCBI), parent of Peoples Community Bank, announced today that the Securities and Exchange Commission, on March 12, 2004, declared effective its Registration Statement on Form S-2 relating to a rights offering to its existing stockholders and a concurrent offering to members of the general public. The offering will consist of 1,365,674 shares of common stock at $20.00 per share, including 150,000 shares which will be purchased by the Company's employee stock ownership plan. The rights offering will be made to stockholders of record as of January 26, 2004. The offering of shares of common stock to members of the general public is subject to the prior rights of stockholders in the rights offering and the Company's right to reject orders from members of the general public in whole or in part. The offering will expire at 5:00 p.m., Eastern Time, on April 20, 2004.

     The terms of the rights offering provide that each stockholder will be granted a basic subscription right to purchase one share of common stock for every two shares of common stock owned as of the record date of January 26, 2004. In addition, an oversubscription privilege has been included for all stockholders exercising the basic subscription right in full, allowing stockholders to subscribe for additional shares of common stock not subscribed for by other stockholders on a pro rata basis. The rights are non-transferable and may not be sold. No fractional shares will be issued, but the Company will round the number of rights its stockholders receive up to the nearest whole number. The net proceeds of the offering will be used to fund the Company's growth strategy and for general corporate purposes.

     Neither Peoples Community Bancorp, Inc. its board of directors, nor any committee of the board is making any recommendation to stockholders as to whether to exercise their subscription rights.

     Peoples Community Bancorp, Inc. is a unitary thrift holding company. It currently operates thirteen full service offices in Warren, Butler and Hamilton Counties, Ohio. At December 31, 2003, Peoples Community Bancorp, Inc. had $822.5 million in assets and $47.8 million of stockholders' equity.

     The offering will only be made by means of the prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

     Peoples Community Bancorp, Inc. also announced that it had entered into a stock purchase agreement with various stockholders of Columbia Bancorp, Inc., Cincinnati, Ohio, a privately held bank holding company, to acquire 69,925 shares held by these stockholders for an aggregate purchase price of $2.5 million. These shares represent approximately 38% of Columbia's presently issued and outstanding common stock. This proposed stock purchase is subject to regulatory approval. Assuming regulatory approval, Peoples Community Bancorp, Inc. would become a bank holding company. Peoples Community Bancorp, Inc. does not anticipate any significant changes to its operations if it becomes a bank holding company.

     A copy of the registration statement, as well as other filings containing information about Peoples Community Bancorp, Inc., may be obtained at the SEC's website (http://www.sec.gov).